Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into this 1st day of April, 2009 (“Effective Date”), by and between EIM Capital Management, Inc. (“Consultant”) and Image Entertainment, Inc., (“Image”).

1. Term and Termination. The Board of Directors of Image (the “Board”) is retaining Consultant hereunder. This Agreement shall begin on the Effective Date and shall end July 31, 2009 (the “Term”). The Compensation Committee of Image’s Board of Directors (the “Compensation Committee”) has the right to extend the Term by providing Consultant with written notice of a one-month initial extension by June 30, 2009. Further extensions, if any, shall be on a month to month basis at the discretion of the Compensation Committee, with thirty (30) days prior written notice to Consultant, and all extensions shall be in accordance with the terms and conditions set forth in this Agreement. Moreover, Consultant and Image have the right to terminate this Agreement upon thirty (30) days written notice following a Change in Control, as that term is defined in Exhibit A hereto.

2. Consulting Services. The Board is retaining Consultant hereunder to collaborate with the Board and management to, among other things, create a conduit and exchange of ideas between management and the Board, reposition Image to be able to access more — and less expensive — capital, identify opportunities to reduce expenditures in both selling and in general administration, identify opportunities to create additional revenue and impact top line growth, and collaborate with the President and the Chief Operating Officer to identify ways to streamline certain of Image’s operations with a goal toward raising efficiency and lowering overall cost (the “Services”). Consultant will provide such services on a non-exclusive basis.

a. Consultant shall designate Martin W. Greenwald (“Greenwald”) to perform the Services and Greenwald shall devote the majority of his business time to the Services.

b. Subject to the fiduciary and other duties Greenwald owes to Image in his role as Chairman of Image’s Board of Directors, during the Term, Consultant and Greenwald shall have the right to sell his services to persons or entities other than Image, provided that the sale of such services does not interfere with the performance of Consultant’s or Greenwald’s duties hereunder and provided such services do not compete or conflict with Image’s business in any way.

3. Compensation.

a. Payment to Consultant. As compensation for the Services, Image shall pay to Consultant a monthly consulting fee of Thirty-Five Thousand and No/Cents ($35,000.00), payable in accordance with Image’s regular payroll cycle. Image shall provide Consultant with a 1099 for the compensation paid hereunder.

b. Consultant Responsible for Cost of Administrative Assistant. Consultant shall hire or contract one administrative assistant to assist with the performance of the Services. Consultant shall be solely responsible for compensation and expenses for this administrative assistant, whose compensation and expenses total approximately Six Thousand Dollars and No/Cents ($6,000.00) per month. In addition to assisting with the performance of the Services, this administrative assistant shall also be available to provide certain administrative support to Image during the Term and shall continue to provide services as the assistant to the Chairman of the Board in coordinating the activities of the Board.

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4. Expenses. Image will reimburse Consultant for out-of-pocket expenses which are supported by proper receipts and which have been reasonably incurred in connection with the Services, including without limitation transportation, lodging and meals; provided, however, that any individual expense of $500 or more incurred by Consultant and any travel expenses of $1,000 or more incurred by Consultant must be pre-approved in writing by the President of Image. Moreover, as set forth in more detail in Section 3(b) above, Image shall not be responsible for any wages or other expenses incurred with regard to Consultant’s hiring of an administrative assistant to assist Consultant in the performance of the Services.

5. Use of Car. Greenwald is currently in possession of a company car from Image, which lease shall expire on May 31, 2009. Greenwald may continue to use this company car under the current terms and conditions until the lease expiration date. Following the expiration of the car lease on May 31, 2009, Greenwald shall return the company car to Image and shall thereafter be fully responsible for his own car. After May 31, 2009, Image shall have no responsibility whatsoever to Greenwald with regard to providing transportation.

6. Confidential Information. Consultant and Greenwald acknowledge that many aspects of the business and affairs of Image are confidential and that Consultant and Greenwald have had or will have access to certain commercial and other confidential and non-public information relating to or concerning Image, its business, vendors, customers and/or suppliers (the “Confidential Information”). Consultant and Greenwald acknowledge that all Confidential Information is exclusively owned and controlled by Image.

a. Consultant and Greenwald expressly agree that it and he shall not, directly or indirectly, verbally or otherwise, either during or after the performance of the Services, disclose, publish, reveal, disseminate, or cause to be disclosed, published, revealed, or disseminated, without the prior express written consent of the Board any Confidential Information whatsoever.

b. Consultant and Greenwald acknowledge and agree that any disclosure of Confidential Information will cause irreparable harm to Image and that these damages are not susceptible to measure. In the event of a breach or threatened breach of this Agreement, Consultant, Greenwald and Image hereby agree that any remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, Consultant, Greenwald and Image each hereby stipulates that Image is entitled to obtain injunctive relief for any such breaches or threatened breaches, without the need to prove actual damages or for the posting of a bond. The injunctive relief provided for in this Section is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to Image.

c. Consultant and Greenwald understand that this Confidential Information provision is a material term of this Agreement and any breach of this provision shall be considered a material breach.

7. Work for Hire. To the fullest extent permitted under applicable law, all work created pursuant to this Agreement shall be deemed “works made for hire,” as that term is defined in the United States Copyright Act, and shall be owned by Image and may be used by Image for any and all purposes. To the extent that a work created pursuant to this project and contract is not deemed a “work for hire,” to the fullest extent permitted under law, Consultant, including Greenwald and all of its other employees, consultants, independent contractors, or agents, shall assign, and does hereby assign, to Image all of Consultant’s rights, title, and interest of any kind in and to all work performed pursuant to the Agreement, free and clear of liens, encumbrances, and the like. Consultant and Greenwald hereby waive any claims in any such works based on “moral rights” or a similar theory.

8. Independent Contractor Status. Consultant is retained by Image only for the purposes and to the extent set forth in this Agreement, and Consultant’s and Greenwald’s relationship to Image shall be that of an independent contractor. Consultant and Greenwald shall be free to dispose of such portion of Consultant’s and Greenwald’s entire time, energy and skill during regular business hours, as Consultant and/or Greenwald is not obligated to devote hereunder to Image, in such manner as Consultant and/or Greenwald see fit, and to such person, firm or entity as Consultant and/or Greenwald deem advisable subject to the restrictions set forth in Section 2. Neither Consultant nor Greenwald nor any of Consultant’s other employees, contractors, agents or representatives shall be considered under this Agreement as having employee status or as being entitled to participate in any plans, arrangements or distributions by Image pertaining to or in connection with any pension, stock, bond or profit sharing plan or any other similar fringe benefit for Image’s regular employees.

9. Taxes. Consultant acknowledges that no federal or state withholding taxes, FICA, SDI, or other employee payroll taxes or deductions are made with respect to compensation paid to Consultant pursuant to this Agreement. Consultant is responsible for all such taxes, and agrees to report for federal and state income all such compensation, and to pay all taxes due thereon and to indemnify, defend and hold Image harmless in the event that any claims made by any taxing authority, by reason of Consultant’s failure to properly pay any and all taxes which are due in relation to the Services.

10. Notice. All notices permitted or required by this Agreement shall be sent via overnight mail and addressed as follows:

To Consultant:

EIM Capital Management, Inc.
Attn: Martin W. Greenwald
c/o Theater Group
4820 N. Rancho Drive
Las Vegas, NV 89130

To Image:

Jeff Framer
President
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311

With a copy to:
Robert McCloskey
Director and Chairman of the Compensation Committee of the Board of Directors
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311

11. General Terms and Conditions.

a. Entire Agreement. This Agreement constitutes the entire agreement between Consultant and Image concerning the subject matter of this Agreement, and supersedes all prior agreements, representations and understandings of the parties whether written or oral regarding the subject matter of this Agreement.

b. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon Image and Consultant and their respective successors and permitted assigns. Except as expressly set forth herein, this Agreement shall not be assigned, nor shall any duties under this Agreement be delegated by Consultant without the prior written consent of Image.

c. Governing Law. This Agreement shall be governed by and interpreted under the internal laws of the State of California.

d. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

e. Opportunity to Consult With Legal Counsel. Consultant has entered into this Agreement freely and voluntarily and has either consulted with independent legal counsel or has had the opportunity to do so prior to execution. Consultant acknowledges that neither it nor Greenwald has relied on any representations regarding the subject matter of this Agreement other than what is expressly contained in this Agreement.

f. Amendments; Waivers. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

g. Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation, including all attorneys’ fees.

h. Indemnification. Consultant shall indemnify and hold Image harmless from any and all claims of third parties resulting (i) solely from acts or omissions of Consultant (and/or Greenwald) which were not authorized by Image and beyond the scope of Consultant’s (and/or Greenwald’s) authority under this Agreement, and (ii) from Consultant’s (and/or Greenwald’s) performance of the Services.

i. Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning, not strictly for or against Consultant or Image, and with no regard whatsoever to the identity or status or any person or persons who drafted all or any portion of this Agreement.

j. Counterparts. This Agreement may be executed by Image and by Consultant and Greenwald in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

“Consultant”		“Image”

By:	/s/ MARTIN W. GREENWALD	By:	/s/ ROBERT MCCLOSKEY

	Martin W. Greenwald for		Robert McCloskey
	EIM Capital Management, Inc.		Director and Chairman of the
Compensation Committee of the Board of
Directors for
Image Entertainment, Inc.

By:	/s/ MARTIN W. GREENWALD

Martin W. Greenwald for himself personally

Exhibit A

“Change in Control” means the first to occur of any of the following events:

(i) The date on which any one person, or more than one person acting as a group, becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of Image entitled to vote in the election of directors, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over Image which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the stock of Image entitled to vote in the election of directors is not a Change in Control.

(ii) During any period of not more than twelve (12) consecutive months during which Image continues in existence, individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Image to effect a transaction described in clause (i), (iii) or (iv) of this Exhibit whose appointment to the Board or nomination for election to the Board was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

(iii) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of capital stock of Image possessing thirty percent (30%) or more of the total voting power of the capital stock of Image entitled to vote in the election of directors.

(iv) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from Image that have a total gross fair market value greater than 50% of the total gross fair market value of all of Image’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a Change in Control if the assets are transferred to:

(A) a shareholder of Image (immediately before the asset transfer) in exchange for or with respect to its stock;

(B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Image;

(C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Image; or

(D) an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Image.